CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references in this Registration Statement on Form N-1A, relating to Legg Mason Strategic Real Return Fund, to us under the headings “Independent Registered Public Accounting Firm” and “Service Providers” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

February 25, 2010